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Exhibit 99.1

Monday September 10, 7:13 pm Eastern Time

Press Release

SOURCE: Big Dog Holdings Inc.

El Perro Loco—Big Dogs Goes Crazy

    SANTA BARBARA, Calif.—(BUSINESS WIRE)—Sept. 10, 2001—Big Dog Holdings Inc. (Nasdaq:BDOG - news; www.bigdogs.com), a developer, marketer and retailer of branded, lifestyle consumer products, today announced that it has signed a definitive agreement to purchase the assets of Crazy Shirts Inc., a privately held casual sportswear manufacturer and retailer, for approximately $10 million.

    Crazy Shirts will voluntarily file for relief under Chapter 11 of the Bankruptcy Law. Big Dogs will purchase the assets through the bankruptcy court process. The transaction is expected to close within 60 days and is subject to bankruptcy court approval.

    Based in Honolulu, Hawaii, Crazy Shirts is a vertically integrated specialty retailer of souvenir T-shirts, knit tops and accessories serving the high-end tourist market. Crazy Shirts designs, manufactures and markets its products under the CRAZY SHIRTS® brand name. Crazy Shirts' products are sold via the Company's 44 retail stores in high-profile tourist locations in the United States and Guam. Two-thirds of the stores are in Hawaii. Crazy Shirts also sells its products to wholesale accounts, such as Duty Free Shops, and through its Internet site at Crazyshirts.com and a mail order catalog.

    In the year ended February 25, 2001, Crazy Shirts had sales of $47.7 million and a net loss resulting in subsequent cash flow difficulties. Commenting on the announcement, Andrew Feshbach, Chief Executive Officer of Big Dogs, said: "We are pleased about the acquisition of Crazy Shirts, but at the same time recognize the significant amount of work required to turn this distressed business around. In the face of a drop off in Japanese tourism in Hawaii, competitive pressures and other factors, the sales of the company have been declining for a number of years. However, we believe in the Crazy Shirts brand and think Big Dogs is uniquely positioned to achieve this turn-around. Both companies are vertically integrated manufacturers and retailers of casual sportswear with a focus on graphics, especially graphic T-shirts. Both target the tourist market, in a complementary fashion, with Crazy Shirts focussed more on the high-end market and Big Dogs oriented toward the middle market."

    Randy Yeager, President and Co-Chairman of Crazy Shirts, said: "We are delighted with the sale to Big Dogs. To partner with a fellow manufacturer and retailer who understands our business will make for a smooth transition and a much better company going forward." He added, "This affords us numerous opportunities to benefit from Big Dogs' capabilities and its strengths. For example, we will be able to leverage off of Big Dogs' outstanding graphics and sourcing capabilities to create superior value and quality across Crazy Shirts' product portfolio."

    Big Dog Holdings Inc. (the "Company") develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The Big Dog brand image is one of quality, fun and a sense of humor. The BIG DOGS brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its approximately 200 retail stores, Big Dogs markets its products through its catalog, better wholesale accounts and Internet sales.

    Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the anticipated results of operations or level of business of Crazy Shirts for any future period, the amount of work required to turn around its operations and the ability to leverage off of the existing capabilities of the Company are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Other factors affecting the Company's operations, markets, products, services and prices as are set forth in its 2000 Annual Report on Form 10-K, including those described under "Forward Looking Statements and Risk Factors." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Contact:

  Big Dog Holdings Inc., Santa Barbara
  Andrew Feshbach, 805/963-8727
  www.bigdogs.com

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Exhibit 99.1